EXHIBIT 10.1

ITT Inc. 1133 Westchester Ave, Suite N300 White Plains, NY 10604

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into as of January 7, 2021 (the “Effective Date”) by and among ITT Inc., an Indiana corporation (the “Company”) and Thomas Scalera (“Consultant”).

    WHEREAS, Consultant was previously employed by the Company as its Executive Vice President & Chief Financial Officer through January 6, 2021;

    WHEREAS, in connection with Consultant’s separation of employment from the Company, Consultant and Company entered into a certain Separation and Release Agreement, dated as of June 25, 2020 (the “Separation Agreement”); and

    WHEREAS, the Company and Consultant desire to enter into an arrangement whereby Consultant will perform certain services for the Company as an independent, third-party contractor on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to the Company, upon the terms and conditions set forth herein.

2.    Duties; Time Commitment. During the Term (as defined below), Consultant shall perform all such services as may be reasonably requested by the Company from time-to-time, including but not limited to the provision of financial, accounting and investor relations advisory services (the “Consulting Services”). Consultant agrees to perform the Consulting Services faithfully and to the best of Consultant’s ability, and to carry out the policies and directives of the Company. The Company expects that the Consulting Services will require the Consultant to provide, and the Consultant agrees to provide, one (1) day of service (or the equivalent of eight (8) hours) per calendar week, during the Term. Consultant agrees to comply with all policies, procedures and guidelines of the Company applicable to third-party contractors, whether now in effect or adopted in the future, including without limitation, conflicts of interest and other similar policies.

3.    Term. This Agreement and Consultant’s engagement hereunder shall commence on the Effective Date and will terminate on March 31, 2021, unless earlier terminated in accordance with Section 5 below (the “Term”).

4.    Fees and Expenses.

(a)    Consulting Fees. In consideration of performance of the Consulting Services and covenants under this Agreement, the Company shall pay Consultant an aggregate consulting fee of $150,000.00 payable in three (3) equal installments of $50,000.00 on January 31, 2021, February 28, 2021 and March 31, 2021, respectively (each, a “Consulting Fee” and collectively, the “Consulting Fees”).

    (b)    Additional Fees. In the event that the Company requires the services of Consultant for more than eight (8) hours in any calendar week, the Company shall pay to Consultant an additional $5,000 fee (each, a “Supplemental Fee”) and, in exchange, Consultant shall perform up to eight (8) additional hours of service during such calendar week. Any Supplemental Fee payable hereunder will be added to the Consulting Fee next due to Consultant and will be paid concurrently therewith. In the event that the Company desires to engage Consultant beyond sixteen (16) hours in any given week, the parties will work together to come to a mutually acceptable arrangement.

    (c)    Travel Expense Reimbursement. The Company agrees to reimburse Consultant for all reasonable and documented travel expenses properly incurred by Consultant in connection with the performance of services under this Agreement; provided, that any expenses exceeding $500.00, individually or in the aggregate, have been approved in writing in advance by the Company. Consultant must submit such travel expenses to the Company within thirty (30) days after the expenses are incurred. The Company shall reimburse Consultant for any such expenses within fourteen (14) business days of receipt of such documentation.

5.    Termination.

    (a) Termination by Company during the Term. The Company shall have the right at any time, with or without cause to terminate this Agreement for convenience, effective immediately. In the event of termination of this Agreement pursuant to this Section 5(a), the Company shall have no further obligations to Consultant under this Agreement other than to pay to Consultant (x) a lump sum cash amount equal to any remaining Consulting Fees and Supplemental Fees owed hereunder, if any, which amount shall be paid within thirty (30) days after such termination, and (y) any unreimbursed travel expenses pursuant to Section 4(b).

    (b) Termination Due to Death or Disability. This Agreement will terminate immediately upon Consultant’s death. In addition, the Company may terminate this Agreement, effective immediately, upon Consultant’s disability. For this purpose, “disability” shall mean Consultant’s permanent physical or mental disability so as to render Consultant incapable of carrying out Consultant’s duties or responsibilities under this Agreement. In the event of termination pursuant to this Section 5(b), the Company shall have no further obligations to Consultant under this Agreement.

    (c) Termination by Either Party for Material Breach. Either party may terminate this Agreement, effective immediately upon written notice to the other party, in the event that the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, a breach that is not cured within ten (10) days after receipt of written notice of such breach. In the event of termination pursuant to this Section 5(c), the non-breaching party shall have no further obligations to the other party under this Agreement.

    (d)    Return of Equipment. Consultant shall be responsible for providing Consultant’s own tools, instruments and equipment in connection with or furtherance of Consultant’s services under this Agreement; provided, however, that any equipment provided by the Company to Consultant, including, but not limited to, computers, laptops, phones and personal management tools, shall, immediately upon expiration or termination of this Agreement, be returned to the Company.

6.    Relationship of the Parties; Taxes; No Other Benefits.

    (a)    Independent Contractor Status. Consultant acknowledges and agrees that Consultant’s status at all times during the Term shall be that of an independent contractor, and that Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of an authorized representative of the Company therefor. Nothing contained in this Agreement or in the performance of the Consulting Services shall be construed as creating the relationship of employer and employee between the Company and Consultant.

    (b)    Taxes. Consultant shall be responsible for all taxes arising from services rendered and amounts paid under this Agreement. No federal, state or local income tax, or payroll tax of any kind, shall be withheld or paid by the Company on behalf of the Consultant. Consultant understand that Consultant is responsible to pay, in accordance with applicable law, Consultant’s taxes and Consultant shall, when requested by the Company, properly document to the Company that any and all taxes have been paid.

    (c)    No Additional Benefits. Consultant shall receive no benefits under this Agreement, except as stated in Section 4. For the avoidance of doubt, Consultant will not be eligible for, and shall not participate in, any employee pension, health, welfare, insurance or other benefit plan, of the Company. No workers’ compensation insurance shall be obtained by Company covering Consultant.

7.    Consultant Representations. Consultant represents to the best of Consultant’s knowledge, as follows:

    (a)     Authority. Consultant has the right, power and authority to enter into and perform this Agreement. Consultant is under no legal or other disability that would make this contract void or voidable.

    (b)     No Pending Litigation. Consultant is not presently being sued, nor has any judgment been entered against Consultant, nor has Consultant received any threats of any lawsuits against Consultant that would materially and adversely affect Consultant’s ability to perform Consultant’s duties pursuant to this Agreement.

    (c)    No Other Promises. No person acting or purporting to act on behalf of the Company has made any promise to Consultant that is not contained in this Agreement, or induced Consultant to enter into this Agreement by making any promise to Consultant that is not contained herein.

    (d)     Binding Contract. Consultant has personally read, understands, agrees to, and has signed and delivered this Agreement to Company. Consultant is not breaching any other agreement to which Consultant is a party by signing and delivering this Agreement. No other contract to which Consultant is a party is inconsistent with the terms of this Agreement.

    (e)     Standard of Conduct. In rendering services under this Agreement, Consultant shall conform to high professional standards of work, personal professionalism and business ethics.

8.    Confidential Information. Consultant shall not, during the Term or at any time thereafter divulge or cause to be divulged, or otherwise disclose or cause to be disclosed to any person, corporation, association, or other entity, use or exploit for his own benefit or for the benefit of any other entity, or use in any manner which may injure or cause loss to the Company or any of its affiliates, any of the Company’s or its affiliates’ Confidential Information. For purposes of this Agreement, “Confidential Information” means any system, design, procedure, concept, technical information, technology, trade secret, know-how, customer or prospect list, fee or pricing schedule, business or financial record, information pertaining to business operations or strategy and such other information regarded by the Company as confidential and of a proprietary nature. For purposes hereof, the term Confidential Information shall not include information which (x) at the time of disclosure to Consultant was generally known to the public so as to no longer be a protectable trade secret, or (y) was lawfully received by Consultant from a third-party who independently, without prompting or assistance by Consultant, developed or acquired such Confidential Information and was under no obligation, express or implied, to the Company with respect thereto, or (z) at the time of disclosure was already properly in Consultant’s possession or otherwise known by Consultant independent from his role as an employee or consultant of the Company as evidenced by written documentation. The parties hereto agree that disclosure by Consultant of any Confidential Information in violation of the terms of this Agreement would cause immediate and irreparable injury to the Company and that an adequate remedy at law for such injury may not exist. Therefore, the parties hereto agree that, in the event of a disclosure or threatened disclosure or prohibited use of the Confidential Information by Consultant, the Company may immediately terminate the services of Consultant without any further liability to Consultant and may, in addition to any other remedies to which it may be entitled, (i) demand the return of any and all documents or other tangible items that embody the Confidential Information, whereupon Consultant shall promptly comply with such demand; (ii) institute and prosecute proceedings in a court of competent jurisdiction to obtain temporary or permanent injunctive relief to enforce any provision hereof, without the necessity of proof of actual injury, loss or damage; and (iii) recover damages, losses, and expenses of any nature, including without limitation reasonable attorneys’ fees, arising out of, resulting from or otherwise relating to such disclosure or threatened disclosure.

9.    No Waiver of Breach. The failure of the Company at any time or times to require performance of any provision hereof shall in no manner affect the Company’s right at a later time to enforce the same. No waiver by the Company of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

10.    Notices. All notices, requests, demands and any other communications hereunder shall be made in writing and shall be deemed to have been duly given if delivered or sent by prepaid registered or certified mail, if to the Company addressed to:

ITT Inc.
1133 Westchester Avenue
White Plains, NY 10604
Attn: General Counsel

and, if to Consultant:

Thomas Scalera
[REDACTED]

Any party may change its address for notice hereunder by giving notice of change of address in the manner herein provided.

11.    Assignment. This Agreement and Consultant’s obligations hereunder may not be assigned by Consultant. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon Consultant, Consultant’s heirs, executors and administrators.

12.    Entire Agreement; Amendment. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof. Except for the Separation Agreement or as otherwise provided herein, this Agreement supersedes all prior agreements or understandings written or oral in respect of the subject matter hereof or thereof. This Agreement may be amended, modified, superseded, canceled, renewed, or extended, and the terms or covenants hereof may be waived, only by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance.

13.    Severability. If any provision of this Agreement shall be rendered invalid or unenforceable to any extent or in any application, the remainder of this Agreement shall not be affected thereby, and each and every other provision of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

14.    Construction and Interpretation. This Agreement, and all questions arising in connection therewith, shall be governed by and construed in accordance with the internal laws of the State of New York.

15.    Jurisdiction. Consultant hereby submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located therein in respect of the interpretation and enforcement of the provisions of this Agreement and all transactions contemplated hereby, and Consultant hereby waives, and agrees not to assert, as a defense in any suit, action or proceeding that such suit, action or proceeding is brought in an inconvenient forum, or that venue is improper.

This Agreement shall be governed by and construed in accordance with the laws of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

16.    Indemnification. Consultant agrees to indemnify and hold harmless the Company and its parent companies and affiliated and related entities, and their officers, directors, employees, successors and assigns, from and against any and all losses, claims, causes of action, injuries, damages, costs and/or expenses, including attorneys’ fees, arising from or in any way connected with Consultant’s negligence, gross negligence or willful misconduct in the performance of services under this Agreement or breach of any provision of this Agreement.

17.    Headings. The paragraph headings contained herein are for convenience and reference only, and shall be given no effect in the interpretation of any term or condition of this Agreement.

18.    Survival. The provisions of Section 8, and Sections 13 through 18 (inclusive) shall survive the termination or expiration of this Agreement and shall remain in full force and effect.

[Signature page follows]

    IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ITT INC. By:/s/ Luca Savi Name: Luca Savi Title: CEO and President	CONSULTANT By:/s/ Thomas Scalera Thomas Scalera

[Signature Page to Consulting Agreement – Thomas Scalera]
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